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                                                                     EXHIBIT 1.1



                        NOTICE OF ANNUAL GENERAL MEETING

               CHINA YUCHAI INTERNATIONAL LIMITED (the "Company")

TO THE SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Company will be held on Friday, July 22, 2005 at 9:30 am at Hotel Nikko, 72 Mody Road, Tsimshatsui East, Kowloon, Hong Kong for the following purposes:

1. To receive and adopt the audited financial statements and independent auditors' report for the year ended December 31, 2004.

2. To approve an increase in Directors' fees from US$250,000 to US$500,000 for the financial year 2005.

3. To re-elect the following Directors to hold office until the next annual general meeting of the Company:

     (i)    Mr Teo Tong Kooi
     (ii)   Mr Gao Jia Lin
     (iii)  Mr Kwek Leng Peck
     (iv)   Mr Gan Khai Choon
     (v)    Mr Wong Hong Ren
     (vi)   Mr Philip Ting Sii Tien
     (vii)  Mr Raymond Chi-Keung Ho
     (viii) Mr Tan Aik-Leang
     (ix)   Mr Neo Poh Kiat

4. To authorize the Board of Directors to appoint Directors up to the maximum of 11 or such maximum number as determined from time to time by the shareholders in general meeting to fill any vacancies on the Board.

5. To re-appoint Messrs KPMG as independent auditors of the Company and to authorize the Audit Committee to fix their remuneration.

6. To transact any other business as may properly come before the meeting or any adjournment thereof.


By Order of the Board

Teo Tong Kooi
President
June 20, 2005


NOTES:
1. The holder of the Special Share of the Company has the exclusive right to vote for the appointment and election of six Directors. Furthermore, no resolution of Shareholders may be passed without the affirmative vote of the Special Share.

2. Only shareholders of record at the close of business on June 29, 2005 shall be entitled to notice of and to vote at the Annual General Meeting.

3. With reference to the ordinary resolution proposed in item 2 above, the increase in Directors' fees payable takes into account the additional fees payable to the two additional independent Directors appointed during the year as well as any future appointment of Directors.